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                                                                    EXHIBIT 11.1


                             LIDAK PHARMACEUTICALS

                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE





                                            Years Ended September 30,
                                      1993            1994            1995
                                  -----------     -----------     ------------
Weighted average number of
  common shares outstanding (1)    20,700,518      25,620,239       29,338,418

Less:  Weighted average number
  of common escrow shares (2)      (3,390,287)       (453,281)               0
                                  -----------     -----------     ------------

Weighted average number of
  common shares outstanding        17,310,231      25,166,958       29,338,418
                                  -----------     -----------     ------------

Net loss                          $(6,139,223)    $(4,813,341)    $(10,173,001)
                                  -----------     -----------     ------------

Net loss per share                $     (0.35)    $     (0.19)    $      (0.35)
                                  ===========     ===========     ============


1) Common equivalent shares have been excluded from the number of shares used in the calculation of weighted average number of common shares as their inclusion would be antidilutive.

2) Represents shares of common stock which had been placed in escrow and were subject to forfeiture and accordingly, have been excluded from the number of shares used in the calculation of weighted average number of shares outstanding.